Exhibit (a)(1)(A)

FORMFACTOR, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR
NEW STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 9 P.M., U.S. PACIFIC TIME, ON SEPTEMBER 30, 2010, UNLESS WE EXTEND THE OFFER.

This document constitutes part of the Section 10(a) Prospectus
Relating to the FormFactor, Inc. 2002 Equity Incentive Plan

The Date of this Offer is September 2, 2010

FormFactor, Inc. (“FormFactor,” the “Company,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange their outstanding eligible options for new stock options that we will grant under our FormFactor, Inc. 2002 Equity Incentive Plan (the “2002 Plan”).

You are eligible to participate in the exchange offer if you are employed by us or one of our domestic or foreign subsidiaries both at the time the exchange offer commences and on the date the stock options tendered in the exchange offer are canceled and new stock options are issued to replace them. In addition, our Board of Directors and executive officers are not eligible to participate in the exchange offer.  Unless extended, the exchange offer will expire at 9 p.m., U.S. Pacific Time, on September 30, 2010.

Options eligible for exchange in the exchange offer are outstanding options to purchase FormFactor common stock that have an exercise price per share that is equal to or greater than $13.63.

In this document, we use the terms “stock option” and “option”  to mean a particular option grant to purchase a specified number of shares of our common stock on or after the vesting date at a specified exercise price per share.  You may tender all of your options within a particular grant, or none at all.  However, we will not accept a partial tender of eligible options within a particular grant.  If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety.

The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.”  The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options.  The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options, as well as other variables, including the volatility of our common stock and the term of the new stock options.  We will not issue any fractional new stock options.  Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options.

The following table shows the exchange ratio for each range of exercise prices.

Exchange Ratios of Eligible Options to New Stock Options

Exercise Price of Eligible Options	Exchange Ratio
$13.63 - $19.49	2.5:1
$19.50 - $24.99	3.0:1
$25.00 - $35.99	3.5:1
$36.00+	9.0:1

If you are eligible to participate in the exchange offer, you will have Web access to a list, or upon request you will receive a hard copy list, of each of your option grants that are eligible for exchange in the exchange offer.

The new stock options to be issued under the exchange offer will represent rights to purchase shares of FormFactor’s common stock at a specified exercise price on future dates when those rights have vested following a required period of employment.  Stock options issued in the exchange offer will be completely unvested at the time they are issued.  This is the case even if the eligible options were fully vested on the date of the exchange.  The new stock options will vest over a three-year period, so long as the eligible employee continues to be employed by us or any of our domestic or foreign subsidiaries.  The three-year vesting schedule for the new stock options will be as follows:  one-third vesting one year after their grant date and the remaining two-thirds vesting monthly over a two-year period commencing on the one year anniversary of their grant date.   A participant in the exchange offer will generally forfeit any new stock options they receive that remain unvested at the time his or her employment with us terminates for any reason.  The options will have a term of five (5) years from the issuance date, subject to earlier expiration in connection with termination of employment.

Participation in the exchange offer is voluntary, and there are no penalties for electing not to participate.  If you choose not to participate in the exchange offer, you will not receive new stock options pursuant to the exchange offer and your eligible options will remain outstanding according to their existing terms and conditions.

If you want to exchange your eligible options, you must notify FormFactor of your election before the exchange offer expires.  You may notify FormFactor of your election by submitting an electronic notice as described in Section 4 of Part III (“Procedures for Tendering Options”) of this Exchange Offer or by completing, signing and returning the Election Form and delivering it to Hank Feir, SVP Human Resources, according to the instructions contained in the Election Form so that we receive it before the exchange offer expires.

Copies of the option exchange program documents are available at https://formfactor.equitybenefits.com and are posted on the Company’s Human Resources page of inFORM.

To inform yourself about our offer, you should:

•                  Read this whole document and all related attachments, including, the Election Form, the Notice of Withdrawal,  the 2002 Plan and the form of stock option agreement;

•                  Review the list of your eligible options by logging on to the exchange offer website at https://formfactor.equitybenefits.com or request a hard copy list of your eligible options by sending an email to option_exchange@formfactor.com;

•                  Consider the questions and answers in the attached Summary Term Sheet; and

•                  Send an email to option_exchange@formfactor.com, if you have questions about the exchange offer.

We are making the exchange offer upon the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal.  The offer is not conditioned on a minimum number of stock options being tendered for exchange or upon a minimum number of eligible employees electing to participate in the exchange offer.  The exchange offer is, however, subject to conditions that we describe in Section 7 (“Conditions of the Exchange Offer”) of Part III of this document.

Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “FORM”.  On September 1, 2010, the closing price of one share of common stock on the NASDAQ Global Market was $6.95.  We recommend that you obtain current market prices for our common stock before deciding whether to exchange your eligible options.

IMPORTANT NOTICE

Although our Board of Directors has approved the exchange offer, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange.  Also, FormFactor has not authorized any person to make any recommendation on its behalf as to whether or not you should participate in the exchange offer.

You must make your own decision as to whether or not to exchange your eligible options.  In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 (“Additional Information”) of Part III of this document, any official question and answer session organized by FormFactor, or any other authorized communications from FormFactor generally made available to eligible employees, as no other representations or information have been authorized by us.  We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the exchange offer.

The new stock options we are offering may end up being worth less than your eligible options.  In evaluating the exchange offer, you should keep in mind that the future performance of FormFactor and our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market, the performance of our business and companies in our sector and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”).  In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 27, 2010 and June 26, 2010, each of which has been filed with the SEC and is available free of charge on the SEC’s website at www.sec.gov.

The statements in this document concerning the eligible options, the 2002 Plan and the new stock options are summaries of the material terms but are not complete descriptions of the eligible options, the 2002 Plan, or the new stock options.  The stock plans under which the eligible options were granted, the new stock options and the forms of award agreements have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit).  See Section 18 (“Additional Information”) of Part III of this document for additional information regarding the Schedule TO.

This exchange offer is not being made to, and we will not accept any election to exchange eligible options from or on behalf of, option holders in any jurisdiction in which our making the exchange offer or accepting any tendered eligible options is illegal.  We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort we cannot comply with such law, the exchange offer will not be made to the option holders residing in such jurisdiction.

NEITHER THE SEC NOR ANY STATE OR NON-U.S. SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW STOCK OPTIONS OR THE EXCHANGE OFFER OR PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

I.	SUMMARY TERM SHEET	1
	How The Option Exchange Program Works	1
	Background And Purpose Of The Offer	5
	Duration Of The Offer	6
	How To Elect To Participate In The Exchange Offer	7
	U.S. Federal And International Income Tax Considerations	8
	How To Get More Information	8
II.	CERTAIN RISKS OF PARTICIPATING IN THE OFFER	9
	Economic Risks	9
	Tax-Related Risks For U.S. Tax Residents	10
	Tax-Related Risks For Non-U.S. Tax Residents	10
	Business-Related Risks	10
III.	THE OFFER	11
	1. Eligibility	11
	2. Number of New Stock Options; Expiration Date	11
	3. Purpose of the Offer	13
	4. Procedures for Tendering Options	13
	5. Withdrawal Rights and Change of Election	15
	6. Acceptance of Options for Exchange and Issuance of New Stock Options	17
	7. Conditions of the Offer	17
	8. Price Range of Our Common Stock	19
	9. Source and Amount of Consideration; Terms of New Stock Options	20
	10. Information Concerning FormFactor, Inc	22
	11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	24
	12. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer	24
	13. Legal Matters; Regulatory Approvals	24
	14. Material U.S. Federal Income Tax Consequences	25
	15. Considerations Specific to Eligible Individuals Outside of the United States	25
	16. Extension of Offer; Termination; Amendment	26
	17 Fees and Expenses	26
	18 Additional Information	27
	19. Miscellaneous	27
APPENDIX A
APPENDIX B

I.  SUMMARY TERM SHEET

The following are answers to some questions about the exchange offer.  The answers are summaries and do not describe all of the details of the exchange offer.  You should read all of this document, the Election Form, the Notice of Withdrawal, our FormFactor, Inc. 2002 Equity Incentive Plan (the “2002 Plan”) and the form of stock option agreement, because they contain the full details of the exchange offer and the terms of the new stock options, and these details could be important to you.  For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

References in this document to “FormFactor,” the “Company,” “we,” “us” and “our” mean FormFactor, Inc., and references to the time “the exchange offer expires” mean 9 p.m., U.S. Pacific Time, on September 30, 2010, or, if we extend the exchange offer period, any later date and/or time that we specify.  References to the “Offer to Exchange” mean this document and its appendices.  References to the “exchange offer” or the “program” mean the stock option exchange described in this Offer to Exchange.  References to dollars (“$”) are to United States dollars.

HOW THE STOCK OPTION EXCHANGE PROGRAM WORKS

1.     What is the Exchange Offer?

Beginning on September 2, 2010 and ending at 9 p.m., U.S. Pacific Time, on September 30, 2010, unless we extend the exchange offer, each eligible employee (described in Question 2 below) will be given the opportunity to exchange eligible options (described in Question 6 below) for a lesser number of new stock options with a new term and a new exercise price equal to the fair market value of a share of our common stock at the completion of the exchange offer.  The number of new stock options an eligible employee will receive in exchange for his or her eligible options will be determined by the exchange ratio (described in Question 11 below).  New stock options will be subject to a new vesting schedule (described in Question 12 below), even if the options tendered in the exchange program currently are fully vested.

2.     Am I eligible to participate?

Only “eligible employees” may participate in the exchange offer.  Generally, you are eligible to participate in the exchange offer if you are employed by us or by one of our domestic or foreign subsidiaries both at the time the exchange offer commences and on the date the stock options tendered in the exchange offer are canceled and new stock options are issued to replace them.  In addition, our Board of Directors and executive officers are not eligible to participate in the exchange offer.   (See Section 1 of Part III.)

3.     Are employees outside the United States eligible to participate?

Generally, yes.  Our employees who are located outside the United States are eligible to participate in the exchange offer.  Please be sure to read Section 15 of Part III (“Considerations Specific to Eligible Individuals Outside of the United States”) and Appendix B, which discuss terms of the exchange offer specific to eligible employees outside of the United States.

4.     What is a stock option?

A stock option is the right to purchase shares of stock at a specified price per share, regardless of the actual market price of the stock at the time the option is exercised after rights have vested following a period of employment.  Typically, the specified “exercise” price is the fair market value of a share of our common stock on the date the stock option is granted.  Due to subsequent market fluctuations, at any given time after the stock option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the exercise price of the stock option.  When the market price is greater than the exercise price of the stock option (otherwise known as an “in-the-money” stock option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at an exercise price that is less than the prevailing market price and then sell the purchased stock for the higher prevailing market price.  The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” stock option) generally would not exercise the stock option.  The stock options eligible for exchange under this program currently are “out-of-the-money.”

5.     What happens if my employment terminates before tendered options are canceled?

If you tender eligible options for exchange under the exchange offer, but your employment with FormFactor or one of our subsidiaries terminates for any reason before the tendered options are canceled and new stock options are issued, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange program.  You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of service in accordance with their terms to the extent that they are vested.

6.     Which stock options may I exchange?

Only “eligible options” may be exchanged under this program.  Eligible options are those outstanding, unexercised stock options having an exercise price per share that is equal to or greater than $13.63.  To determine which of your stock option grants are eligible for exchange, you should review the list of your eligible option grants with an exercise price equal to or greater than $13.63 which are therefore eligible for exchange. (See Section 2 of Part III.)  The list is available at https://formfactor.equitybenefits.com, or if you would like a hard copy list of your eligible options, you can send an email to option_exchange@formfactor.com.

7.     If I participate, what will happen to my current stock options?

Each eligible option that you elect to exchange under this program will be canceled promptly following the expiration of the exchange offer, and you will no longer have those options available for exercise.  Each eligible option grant you do not elect for exchange will remain outstanding and subject to its existing exercise price and terms and conditions. (See Sections 6 and 9 of Part III.)

8.     I have more than one eligible option grant.  Do I have to exchange all of them in order to participate?

No.  You may exchange your eligible option grants on a grant-by-grant basis or none at all.  However, we will not accept a partial tender of eligible options within a particular grant.  For purposes of the exchange offer, “stock option” or  “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share.  If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety.  (See Section 2 of Part III.)

9.     May I tender a partially vested stock option?

Yes.  Your eligible options do not need to be fully vested in order for you to participate in the exchange offer.  However, if you choose to tender a particular outstanding eligible option grant, you must tender the entire eligible option grant, both the vested and unvested portions.

10.  May I tender a stock option that I have already exercised in full?

No.  The exchange offer pertains only to outstanding eligible options.  If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for the exchange offer.  If you have exercised an eligible option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange.  Options for which you have properly initiated an exercise prior to the date the exchange offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

11.  If I participate, how many new stock options will I receive?

If you elect to participate in the exchange offer, you will receive a lesser number of new stock options.  The number of eligible options that an eligible employee will surrender for cancelation in exchange for the grant of new stock options is called the “exchange ratio.”  The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options.  The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options, as well as other variables including the volatility of our common stock and the expected term of the new stock options.  We will not issue any fractional new stock options.  Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options.

The following table shows the exchange ratio for each range of exercise prices.

Exchange Ratios of Eligible Options to New Stock Options

Exercise Price of Eligible Options	Exchange Ratio
$13.63 - $19.49	2.5:1
$19.50 - $24.99	3.0:1
$25.00 - $35.99	3.5:1
$36.00+	9.0:1

For example, if an eligible employee tenders 100 eligible options with an exercise price of $21.00, the eligible employee will receive 34 new stock options.

12.  When will my new stock options vest?

The new stock options received in exchange for eligible options will be subject to a new vesting schedule which will provide that the new stock options will be unvested on the date of the exchange and will require three years of continued service with us or any of our subsidiaries in order to fully vest.  This is the case even if the exchanged options were fully vested on the date of the exchange.  The new stock options will vest over a three-year period, with one-third vesting one year after their grant date and the remaining two-thirds vesting monthly over a two-year period commencing on the one year anniversary of their grant date.

Only a whole number of new stock options will vest in any period.  Any fractional new stock option that would otherwise vest will be carried over to the next vesting period.  (See Section 9 of Part III.)

13.  What will I receive when my new stock options vest?

When your new stock options vest, you will have the right to purchase shares of our common stock at an exercise price per share equal to the fair market value of our common stock at the completion of the exchange offer. Stock options issued in the exchange offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with us or any of our subsidiaries.

14.  What is the source of the common stock that will be issued under my new stock options?

The shares of FormFactor common stock underlying the new stock options will be issued under our 2002 Plan.  Because we are proposing a value-for-value exchange and not a one-for-one exchange, we will not reuse all of the shares underlying the eligible options that are tendered in the exchange offer.  Any shares underlying tendered stock options that are not used for new stock options will not be returned to the 2002 Plan.  Shares subject to new stock options that are granted under the 2002 Plan and later forfeited or canceled before being exercised will again become available for issuance pursuant to the 2002 Plan.

15.  What happens if my employment terminates before all of my new stock options vest?

You will generally forfeit any new stock options that are not vested on the date your employment with FormFactor or one of its subsidiaries terminates for any reason.  Any shares of common stock that you hold as a result of the exercise of your new stock option while you are an employee of FormFactor or one of its subsidiaries are yours to keep even after you leave FormFactor.

If you believe you may resign before the new stock options vest, you should carefully consider whether or not to participate in the exchange offer.  Your options currently may be fully or partially vested.  If you do not exchange them, you may be able to exercise your vested options for a period of time after your service ends (as specified in your stock option agreement).  If you participate in the exchange offer, the options you elect to exchange will be canceled and you will generally forfeit new stock options that have not vested at the time your service ends.  (See Section 9 of Part III.)

16.  If I participate, when will I receive my new stock option agreement?

New stock options will be granted promptly following the expiration of the exchange offer in exchange for all properly tendered eligible options.  You will receive an email from the Company’s stock administration department when your new stock option grant has been issued.

17.  Where will I be able to view my new stock options?

After receiving an email from the Company’s stock administration department that your options have been granted, you will be able to view your new stock option grant by logging into your E*Trade stock plan account at www.etrade.com/stockplans.

18.  Will my new stock options ever expire?

Yes.  The new stock options will have a term of five (5) years from the new grant date, subject to earlier expiration in the event of termination of your employment.

19.  Are there risks that I should consider in deciding whether to exchange my options?

Yes.  Exchanging your eligible options for new stock options does have some risks.  You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Exchange Offer”).

20.  What happens if FormFactor’s stock price increases during the exchange offer?

If our stock price increases during the exchange offer, you may want to exercise some of your options or even decide that you do not want to participate in the exchange offer.  If you want to exercise any of your options that may be eligible for exchange and still participate in the exchange offer, you can do so by exercising them before you make an election to participate.  Once you have submitted an election to participate, you cannot exercise eligible options you have elected to exchange unless you first withdraw your previous election.  If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III.

21.  Why should I consider participating in the exchange offer?

The decision to participate in the exchange offer must be each eligible employee’s personal decision.  In evaluating the exchange offer, you should keep in mind that the future performance of FormFactor and our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market, the performance of our business and other companies in our industry and other risk factors and uncertainties set forth in our filings with the SEC.  You should also consider the number of new stock options you receive in exchange for eligible options, the exercise price of the new stock options, the vesting schedule and the remaining term of your current options.

Again, you should keep in mind that, if you choose to participate in the exchange offer and receive new stock options, you will be exchanging stock options that may already be vested either in full or in part for new stock options that will be unvested at grant and will vest in full after three years, subject to your continued employment with us or any of our subsidiaries.  (See Question 12.)

22.  Are there conditions to the exchange offer?

Yes.  The exchange offer is subject to a number of conditions that are described in Section 7 of Part III.  The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders participating in the exchange offer.  Participation in the exchange offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

23.  Why is FormFactor making the exchange offer?

Form Factor’s Board of Directors has determined that it is in our best interests and the best interests of our shareholders to authorize the stock option exchange program to increase the retentive and motivational value of certain outstanding stock option grants to our employees.  We have granted stock options to a significant portion of our employees consistent with the view that long-term compensation should align our employees’ interests with the interests of our stockholders.  While our employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock.  We also believe that equity compensation plays a vital role in the retention of employees.  Because the eligible options are currently underwater, we are lacking a significant component of our compensation strategy.  Eligible employees who choose to participate in the exchange offer will receive new stock options with an exercise price based on the fair market value of our common stock at the completion of the exchange and will have an opportunity to benefit from future increases in the price of our common stock.  The new stock options will also provide an ongoing performance incentive for our employees to work towards improving our business because the new stock options will only have value if our common stock price increases.  Additionally, the exchange offer is expected to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value.  (See Section 3 of Part III.)

24.  Why did FormFactor choose to offer this exchange for new stock options rather than repricing eligible options?

Our Board of Directors considered a variety of alternatives to address the issues of the stock option overhang and the significant number of out-of-the-money options.  Ultimately, the Board determined that by exchanging stock options according to the terms of the exchange offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders.  (See Section 3 of Part III.)

25.  If I have already held my options through the required vesting periods, why are there additional vesting requirements on the new stock options?

Two of the principal purposes of our equity programs are to align the interests of our employees with those of our stockholders and to retain the services of these employees.  We believe that anything shorter than the vesting schedule described in Question 12 will not adequately further these objectives.  You should carefully consider the risks of exchanging vested options for new stock options.  (See Questions 19 and 21.)

26.  Will there be additional equity grants in the future?

Our Board of Directors and its Compensation Committee periodically evaluate our compensation programs.  At this time, the Board and Compensation Committee believe that equity compensation forms an important component of our compensation programs and they intend to periodically evaluate future equity awards for eligible employees.

27.  Is it likely that an offer similar to this one will be made in the future?

While our Board and Compensation Committee evaluate FormFactor’s compensation programs periodically, it has no current intention to make any similar offer in the future.  You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of the exchange offer (including the expiration date stated in this Offer to Exchange), you may not have another similar opportunity.

28.  Does our Board of Directors have a recommendation about the exchange offer?

Our Board of Directors is not making a recommendation about the exchange offer.  Although the Compensation Committee of the Board and our Board of Directors have approved this exchange offer, they recognize that the decision to participate in the exchange offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences.  You should consult with your personal advisors if you have questions about your financial or tax situation.  Neither we, the Compensation Committee, nor our Board of Directors are making a recommendation as to whether or not to accept this exchange offer.

29.  Is there any information regarding FormFactor that I should be aware of?

Yes.  Your decision to participate in the exchange offer should take into account the factors described in this Offer to Exchange, as well as the various risks and uncertainties inherent in our business.  These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and our Quarterly Report on Form 10-Q for the period ended June 26, 2010.  In addition, before making your decision to tender your eligible options, you should carefully review the information about FormFactor discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III (“Information Concerning FormFactor, Inc.”) of this document.  This information includes an update on recent events affecting our business and explains where you can find additional information about us.

DURATION OF THE OFFER

30.  How long will the exchange offer remain open?  Can the exchange offer be extended, and if so, how will I know if it is extended?

This offer begins on September 2, 2010 and is scheduled to expire at 9 p.m., U.S. Pacific Time on September 30, 2010.  No exceptions will be made to this deadline, unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the exchange offer at any time.  If we extend the exchange offer, we will publicly announce the extension no later than 6 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date.  (See Section 16 of Part III.)

31.  If the exchange offer is extended, how will the extension affect the date on which new stock options will be granted?

If we extend the exchange offer and you elect to participate in it, you must properly tender your eligible option grants you wish to exchange before the expiration of the extended exchange offer period.  Your properly tendered eligible options will be accepted and canceled, and your award of new stock options will be granted, promptly following the extended expiration.

HOW TO ELECT TO PARTICIPATE IN THE EXCHANGE OFFER

32.  What do I need to do to participate in the exchange offer?

To properly elect to exchange your eligible options, you must notify FormFactor of your election before 9 p.m., U.S. Pacific Time, on the expiration date, which is currently September 30, 2010. Log in to https://formfactor.equitybenefits.com to make your election, or complete, sign, date and return the Election Form and deliver it to Hank Feir, SVP Human Resources, according to the instructions contained in the Election Form so that we receive it before the exchange offer expires.

Copies of the option exchange program documents are available at https://formfactor.equitybenefits.com and are posted on the Company’s Human Resources page of inFORM.  If you would like a hard copy of the Election Form, please send an email requesting the Election Form to option_exchange@formfactor.com.

33.  Do I have to return the Election Form or any other document if I do not want to exchange my eligible options?

No.  You do not have to return any documents to us if you do not wish to exchange your eligible options.  If you do not return an executed Election Form or you do not submit your election electronically at https://formfactor.equitybenefits.com, you will not participate in the option exchange program.  The exchange offer is completely voluntary, and there are no penalties for electing not to participate in the exchange offer.

34.  If I elect to exchange my eligible options by submitting an electronic election or an executed Election Form, can I later change my mind?

Yes, but only within the exchange offer period.  If you decide to participate in the exchange offer and later change your mind, you may withdraw the election you submitted at any time before the exchange offer expires by any of the methods described in this Offer to Exchange.  (See Section 5 of Part III.)  Your election to withdraw must be received by us before the exchange offer expires.

If you then decide to make a new election, you must submit a new election by any of the methods described in this Offer to Exchange before the exchange offer expires.  (See Section 5 of Part III.)

35.  Will FormFactor accept all eligible options tendered for exchange?

We intend to accept all options that are properly tendered for exchange unless the exchange offer is terminated.  If we terminate the exchange offer without accepting options for exchange, we will communicate this to you by 6 a.m., U.S. Pacific Time on the first business day after the exchange offer expires ( i.e., if the expiration date is September 30, 2010, this communication will be no later than 6 a.m., U.S. Pacific Time on October 1, 2010).  The communication may be made orally, by written or electronic notice or by public announcement.  (See Sections 6 and 16 of Part III.)

36.  What happens to my eligible options if I do not accept the exchange offer or if my options are not accepted for exchange?

Nothing.  If you do not elect to participate in the exchange offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any new stock options.  The offer will not result in any changes to the terms of your current options.  (See Section 4 of Part III.)

37.  What if I am out of the office on leave of absence or PTO during the exchange offer period?

If you will be on a leave of absence or extended paid-time-off during any portion of the exchange offer period, you may request that copies of the Election Form be mailed to your home address.  Please email your request to option_exchange@formfactor.com.  It is your responsibility to contact FormFactor to obtain the election materials if you will be out of the office for an extended time during the exchange offer period.  If you do not submit an executed Election Form, you will not participate in the option exchange program.

U.S. FEDERAL AND INTERNATIONAL INCOME TAX CONSIDERATIONS

38.  Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the exchange offer?

We do not believe that there will be any immediate U.S. federal income tax consequences of receiving new stock options in exchange for your eligible options if you are subject to U.S. federal income taxes.  U.S. employees will generally be subject to tax (including income and employment tax withholding (e.g., FICA)) upon exercise of the new stock options. See Section 14 (“Material U.S. Federal Income Tax Consequences”) for additional information regarding the U.S. federal income tax consequences of participating in the exchange offer.

39.  What are the tax consequences if I live outside of the United States?

Eligible employees who are residents of countries other than the U.S. who receive new stock options in the exchange offer will be subject to the income and social insurance tax laws of those countries.  See Section 15 (“Considerations Specific to Eligible Individuals Outside of the United States”) of Part III and Appendix B (“Guide to International Issues”) of this Offer to Exchange for additional information regarding the income and social insurance tax consequences of this exchange offer to non-U.S. participants.  If you are subject to income tax in more than one country, you should be aware that there may be income and social insurance tax consequences in addition to those described in this Offer to Exchange that may apply to you.  Please consult with your personal tax advisor to discuss these consequences.

40.  Are there special considerations for people on international assignment or who have transferred from another FormFactor location in another country?

For participants on international assignment or who have recently transferred within FormFactor internationally, please refer to Appendix B (“Guide to International Issues”) of this Offer to Exchange.  If your questions are not answered by the attached international guide, please consult with your personal tax advisor.

HOW TO GET MORE INFORMATION

41.  Who can I talk to if I have questions about the exchange offer?

For additional information or assistance, you should send an email to option_exchange@formfactor.com.

In addition to these resources, we also plan to arrange for question and answer sessions about this exchange program.  These sessions will not be a solicitation or make any recommendations whatsoever with respect to the exchange offer.  For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the exchange offer.  You should consult your personal advisors if you have questions about your financial or tax situation.  We will be providing you information about the timing and location of the question and answer session in the coming days.

II.  CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the exchange offer involves a number of potential risks, including those described below.  The risks identified in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009, filed with the SEC on February 24, 2010 and in our Quarterly Report on Form 10-Qs for the periods ended March 27, 2010 and June 26, 2010, filed with the SEC on May 6, 2010 and August 4, 2010, respectively, highlight the material risks of participating in the exchange offer.  Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the exchange offer.  We strongly recommend that you read the rest of this Offer to Exchange.  In addition, individuals who live and work outside of the United States are encouraged to read Section 15 of Part III (“Considerations Specific to Eligible Individuals Outside of the United States”) and Appendix B (“Guide to International Issues”) of this Offer to Exchange discussing income and social insurance tax consequences in various countries, as well as the other documents listed above, and consult with an investment and tax advisor as necessary before deciding to participate in the exchange offer.

ECONOMIC RISKS

If you exchange eligible options for new stock options in the exchange offer and your employment with us terminates before the new stock options fully vest, you will likely forfeit any unvested portion of your new options and have a limited period to exercise any vested portion.

If you elect to participate in the exchange offer, none of the new stock options you receive will be vested on the date of grant, even if all or a portion of your eligible options are already vested.  New stock options will be subject to a three-year vesting period with one-third vesting one year from date of grant and the remaining two-thirds vesting in equal monthly installments over a two year period beginning on the one year anniversary of the grant date.  In addition, the term of each new stock option will be five years, subject to earlier expiration upon termination of employment.  Generally, if you cease to be employed by us or one of our subsidiaries, any new stock options held by you will not continue to vest and any unvested portion of the new stock options will be cancelled as of your date of termination.  Accordingly, if you exchange eligible options for new stock options in the exchange offer and your employment with us terminates for reasons other than death or disability or in connection with a change-in-control before the new stock options fully vest, you will forfeit the entire unvested portion of your new stock options.  In addition, even vested options may expire before their term in the event of your termination of employment.

If the trading price of our common stock increases in the future, the realized value of your new stock options might be worth less than the realized value of eligible options that you surrendered in the exchange offer.

Because the exchange offer is not based on a one-for-one exchange ratio with respect to the eligible options, it is possible that in the future the eligible options that you currently hold could be economically more valuable than the new stock options granted pursuant to the exchange offer.  For example, if you exchange an eligible option exercisable for 1,000 shares with an exercise price of $20.00 per share and a remaining term of three years, you will receive a new stock option exercisable for 334 shares.  Assume, for illustrative purposes only, that the exercise price of your new stock option is $10.00 per share and that in three years the trading price of our common stock has increased to $30.00 per share.  Under this example, if you had retained and exercised your eligible option and then sold the subject shares at $30.00 per share, you would have realized a pre-tax gain of $10,000.  If you exchanged your eligible option and exercised, and sold the shares subject to, your new stock option, however, you would realize a pretax gain of only $6,680.

If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the new stock options that you receive in exchange for them.

We cannot predict the market price of our stock.  It is possible over time that options you tender for exchange could have had a greater value or lesser value than the new stock options you receive under the exchange offer.

We may engage in transactions in the future with business partners or other companies or significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and that could significantly affect the market price of our common shares.

We will not grant new stock options to you if we are prohibited by applicable laws, rules, regulations or policies.

Even if we accept your tendered options, we will not grant new stock options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so.  Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or NASDAQ Global Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting new stock options.  In such a situation, we would rescind the acceptance of your tendered eligible options, and you would retain your eligible options subject to their existing terms.

TAX-RELATED RISKS FOR U.S. RESIDENTS

General

We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. If you elect to exchange your eligible options, we believe you will not recognize any income at the time your new stock options are granted.  Your new stock options will be non-qualified stock options for U.S. federal income tax purposes.  Upon exercise of a new stock option, you will generally be subject to income and employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option.  The subsequent sale of the shares acquired upon exercise of a new stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

You should review Section 14 of Part III (“Material U.S. Federal Income Tax Consequences”) carefully for a more detailed discussion of the potential income tax consequences of participating in the exchange offer.  We recommend that you consult with your personal tax advisor with respect to the tax consequences relating to your specific circumstances before deciding whether or not to participate in the exchange offer.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

If you reside outside of the U.S., you should refer to Appendix B (“Guide to International Issues”) of this Offer to Exchange for additional information regarding the income and social insurance tax consequences of the exchange offer under various non-U.S. laws.

If you are a tax resident or citizen of a non-U.S. jurisdiction or are otherwise subject to a tax liability in a non-U.S. jurisdiction and you participate in the exchange offer, the tax consequences of your receipt of new stock options may differ significantly from the U.S. federal income tax consequences.  Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to eligible employees outside of the U.S. by using the procedures described in Section 15 of Part III (“Considerations Specific to Eligible Employees Outside of the U.S.”).  In addition, you may have exchange control reporting obligations.

The Guide to International Issues found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances.  In addition, tax consequences change frequently and occasionally on a retroactive basis.  We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the exchange offer.

If you are eligible for the exchange offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you.  We recommend that you consult with your personal tax advisor to discuss these consequences..

BUSINESS-RELATED RISKS

For a description of risks related to FormFactor’s business, please see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and the Quarterly Reports on Form 10-Q for the periods ended March 27, 2010 and June 26, 2010.

III.  THE OFFER

Section 1.  Eligibility.

Individuals are “eligible employees” if they are employed by us or one of our domestic or foreign subsidiaries both at the time the exchange offer commences and on the date on which the eligible options are canceled and new stock options are issued to replace them.  Individuals who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the exchange offer.  In addition, members of our Board of Directors and executive officers of FormFactor are not eligible to participate in the exchange offer.

Section 2.  Number of New Stock Options; Expiration Date.

We are offering eligible employees the opportunity to exchange their outstanding stock options to purchase our common stock, par value $0.001 per share, that have a per share exercise price equal to or greater than $13.63 for a lesser number of new stock options.  The new stock options will be non-qualified stock options for U.S. federal income tax purposes.  We refer in the exchange offer to option grants with a per share exercise price that is equal to or greater than $13.63 as “eligible options.”  The exchange offer is subject to the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal.

The new stock options to be issued in the exchange offer will represent rights to purchase shares of our common stock at a specified exercise price on future dates when those rights have vested following a required period of employment.  Options issued in the exchange offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with us or any of our subsidiaries. (See “Source and Amount of Consideration; Terms of New Stock Options” in Section 9.)  A participant in the exchange offer will generally forfeit any new stock options he or she receives that remain unvested at the time his or her employment with us terminates for any reason.  The new stock options will have a term of five (5) years from the new grant date, subject to earlier expiration in connection with termination of employment.  The new stock options will be granted under, and will be subject to the terms and conditions of, our 2002 Plan and a stock option agreement between FormFactor and the eligible employee

The total number of shares of our common stock currently reserved for issuance under the 2002 Plan is 17,447,796 shares, of which 6,448,386 shares were outstanding and 10,999,410 shares were available for future issuance as of September 1, 2010.  Of these, there were options to purchase approximately 3,098,724 shares of our common stock held by eligible employees that are eligible to be exchanged in the exchange offer.  We are not able to predict how many or which eligible employees will exchange their eligible options.

Assuming that all of these eligible options are exchanged for new stock options, the maximum number of new stock options to be granted at the completion of the exchange offer is as follows:

Per Share Exercise Price of Eligible Options	Eligible Options	Number of New Stock Options to be Issued
$13.63 - $19.49	804,186	321,680
$19.50 - $24.99	506,897	169,077
$25.00 - $35.99	493,031	140,931
$36.00+	1,296,610	144,065

In the exchange offer, you may exchange your eligible option grants on a grant-by-grant basis or none at all.  However, we will not accept a partial tender of eligible options within a particular grant.  If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety.

The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.”  The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options.  The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options as well as other variables including the volatility of our common stock and the expected term of the new stock options.

The following table shows the exchange ratio for each range of exercise prices.

Exchange Ratios of Eligible Options to New Stock Options

Exercise Price of Eligible Options	Exchange Ratio
$13.63 - $19.49	2.5:1
$19.50 - $24.99	3.0:1
$25.00 - $35.99	3.5:1
$36.00+	9.0:1

We will not issue any fractional new stock options.  Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the next whole number of new stock options.  For example, if a participant elects to exchange an eligible option grant to purchase 100 shares of our common stock at $21.00 per share, that participant will receive stock options to purchase a total of 34 shares of our common stock (i.e., 100 divided by the exchange ratio of 3.0 for stock options with an exercise price between $19.50 to $24.99 is 33.3, and rounded up to the next whole number is 34).

You will have Web access to a list, or upon request you will receive a hard copy list, which identifies (i) each of the options you currently hold which has an exercise price equal to or greater than $13.63 and therefore may be eligible for exchange, and (ii) the exchange ratios used to determined the number of new stock options you will receive if each option is exchanged.  If you have misplaced your Election Form, you may obtain another Election Form at https://formfactor.equitybenefits.com.

This offer will expire at 9 p.m., U.S. Pacific Time, on September 30, 2010 unless we, in our sole discretion, extend the period of time during which the exchange offer will remain open.  If we extend the period of time during which the exchange offer remains open, the term “expiration date” will mean the latest time and date at which the exchange offer expires.  See Section 16 of Part III (“Extension of Exchange Offer; Termination; Amendments”) for a description of our rights to extend, delay, terminate and/or amend the exchange offer.

Section 3.  Purpose of the Offer.

We have granted stock options to a significant portion of our employees consistent with the view that long-term compensation should align our employees’ interests with the interests of our shareholders.  While our employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock.  We also believe that equity compensation plays a vital role in the retention and recruiting of employees.  Because the eligible options are currently underwater, we are lacking a significant component of our compensation strategy.

Many of our employees view equity as a significant component of their overall compensation.  However, because the eligible options are significantly underwater, most of our employees believe that these eligible options have little, if any, value.  These underwater eligible options are no longer an effective means of retaining our key employees, despite the fact that we will continue to recognize compensation expense for these stock options over the remaining service period.  Further, in the wake of the current economic environment, offering significant cash incentives to improve the retention of our key employees may not be desirable.  The board of directors believes that the Company currently faces a substantial risk of employees departing for other opportunities unless we recapture the potential value of their outstanding equity incentives.

In addition, under the exchange offer, participants will receive fewer new stock options than the number of shares subject to options that are canceled in the exchange.  Therefore, the number of shares of our common stock subject to all outstanding stock options will be reduced, thereby reducing our option overhang.

Our Board of Directors considered a variety of alternatives to address the significant number of out-of-the-money options and the issue of the stock option overhang.  Ultimately, the Board determined that by exchanging stock options according to the terms of the exchange offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders, while providing eligible employees with new at-the-money stock options, thereby creating a stronger incentive for employees to contribute to our growth and success and continue their service with FormFactor.

Our Board of Directors is not making a recommendation about the exchange offer.  Although the compensation committee and the Board of Directors have approved the exchange offer, they recognize that the decision to participate in the exchange offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences.  You should consult with your personal advisors if you have questions about your financial or tax situation.  Neither we, the compensation committee, nor the Board of Directors is making a recommendation as to whether or not you should participate in the exchange offer.

Section 4.  Procedures for Tendering Options.

Proper Tender of Options.

To properly elect to exchange your eligible options, you must notify FormFactor of your election before 9 p.m., U.S. Pacific Time, on the expiration date, which is currently September 30, 2010.  Your election will be effective as of the date and time we receive it.  It is your responsibility to ensure that your election is received by us before the exchange offer expires.

To be timely, your election must be RECEIVED by us before the exchange offer expires by one of the methods described below.

Via Electronic Delivery:

Log onto https://formfactor.equitybenefits.com to make your election by selecting “YES” next to each eligible option you wish to exchange.

Via Email Delivery:

Scan your executed Election Form and email it to option_exchange@formfactor.com.

Via Facsimile:

Fax your executed Election Form to  FormFactor, Inc., Attn: Hank Feir, SVP Human Resources  at (+1) (935) 290-4119.

Via Regular Mail, Overnight Courier or Hand Delivery:

Send your executed Election Form by mail or overnight courier, or hand deliver an executed Election Form, to FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, Attn: Hank Feir, SVP Human Resources.

You do not need to return your stock option agreements in order to effectively elect to accept our exchange offer.

If you send to FormFactor an executed Election Form, we intend to confirm receipt of your executed Election Form within three business days of our receipt.  If you do not receive confirmation of our receipt, it is your responsibility to ensure that FormFactor has properly received your completed forms.

You are not required to submit an election  However, if FormFactor does  not receive your election at or before 9 p.m., U.S. Pacific Time, on the expiration date, which is currently September 30, 2010, we will interpret this as your election not to participate in the exchange offer, and you will retain all of your outstanding options with their current terms.

Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election”.

The method of delivery of your election is at your election and risk.  Your election will be effective upon receipt by us by any of the methods described above in this section.  In all cases, you should allow sufficient time to ensure we receive your election before the exchange offer expires.  If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Copies of the option exchange program documents are available at https://formfactor.equitybenefits.com and are posted on the Company’s Human Resources page of inFORM, the Company’s intranet site.

Determination of Validity; Rejection of Tendered Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of eligible options.  Our determination of these matters will be final and binding on all parties.  We may reject any submitted elections or any eligible options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the eligible options for exchange.  We may waive any defect or irregularity in a submitted election.  No eligible options will be deemed properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

If you elect to exchange your eligible options, whether electronically at https://formfactor.equitybenefits.com or by submitting an executed Election Form in accordance with the procedures described above, you are accepting the terms and conditions of the exchange offer.  If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to Exchange and the Election Form.  If you submit your election electronically, you will be deemed to have signed the Notice of Election with respect to the eligible options that you have elected to exchange.  Subject to our rights to extend, delay, terminate and/or amend the exchange offer, we currently expect that we will accept promptly after the expiration of the exchange offer all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Eligible Options.

If you elect to exchange your eligible options and we accept those options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void.  New stock options will be granted promptly following the expiration of the exchange offer in exchange for all properly tendered eligible options.  All new stock options will be granted under the 2002 Plan and will be subject to the terms and conditions of a new stock option agreement between you and FormFactor.

If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election and do not submit another election before the exchange offer expires, you will not participate in the exchange offer with respect to such options and you will retain your eligible options at their current exercise price(s) and subject to their existing terms.

Questions About the Offer.

You can ask questions about the exchange offer or request assistance by sending an email to option_exchange@formfactor.com.  You can obtain copies of the exchange offer documents and copies of the Election Form and Notice of Withdrawal at Withdrawal Rights and Change of Election https://formfactor.equitybenefits.com.

Section 5.  Withdrawal Rights and Change of Election.

You may withdraw your tendered eligible options or change your election only in accordance with the provisions of this Section 5.

If you previously elected to exchange eligible options for new stock options by submitting an electronic election or an executed Election Form and you would like to withdraw your election to exchange your eligible option grants, you must notify FormFactor of your withdrawal.  FormFactor must receive your withdrawal before 9 p.m., U.S. Pacific Time, on September 30, 2010, unless the exchange offer is extended, in which case your withdrawal must be received before the extended expiration of the exchange offer.  Your withdrawal will be effective as of the date and time we receive it.  It is your responsibility to ensure that your withdrawal is received by FormFactor by the expiration of the exchange offer.

We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the exchange offer.

If your service with FormFactor or one of its subsidiaries terminates prior to the cancellation of options tendered pursuant to the exchange offer, your tendered options will automatically be withdrawn.  If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of service, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

Please note that, just as you may not tender only a part of your eligible options within a particular grant, you may also not withdraw your election with respect to only part of that grant.  Accordingly, if you elect to withdraw only a portion of a previously tendered eligible option within a particular grant, you will be deemed to have withdrawn your election with respect to all of the eligible options within that particular grant.

To be timely, your withdrawal must be RECEIVED by FormFactor before the exchange offer expires by one of the methods described below:

Via Electronic Delivery:

Log onto https://formfactor.equitybenefits.com to withdraw your election by selecting “NO” next to each eligible option you do not wish to exchange.

Via Email Delivery:

Scan your executed Notice of Withdrawal and email it to option_exchange@formfactor.com.

Via Facsimile:

Fax your executed Notice of Withdrawal to  FormFactor, Inc., Attn: Hank Feir, SVP Human Resources at (+1) (935) 290-4119.

Via Regular Mail, Overnight Courier or Hand Delivery:

Send your executed Notice of Withdrawal to FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, Attn: Hank Feir, SVP Human Resources.

If you submit your withdrawal election electronically at https://formfactor.equitybenefits.com, you will be deemed to have signed the Notice of Withdrawal with respect to the options you have withdrawn from the exchange offer.

If you send an executed Notice of Withdrawal, we intend to confirm receipt of your executed Notice of Withdrawal within three business days of our receipt.  If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your Notice of Withdrawal before the exchange offer expires.

If you later decide to make a new election to tender your eligible options in the exchange offer, you must submit a new election by following the instructions in Section 4.  Please see Section 4 for contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal.  The last election or withdrawal received by FormFactor before the exchange offer expires will be binding, and you will not be permitted to make any further elections or withdrawals after the exchange offer expires.

You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the exchange offer, unless you properly re-tender those options by submitting a new electronic election or a properly completed and executed Election Form before the exchange offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities.  We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt of Notices of Withdrawal and new Election Forms.  Our determinations of these matters will be final and binding.

Copies of the option exchange program documents are available at https://formfactor.equitybenefits.com and are posted on the Company’s Human Resources page of inFORM, the Company’s intranet site.

The method of delivery of your withdrawal is at your election and risk.  Your withdrawal will be effective upon receipt by us by any of the methods described above.  In all cases, you should allow sufficient time to ensure we receive it before the exchange offer expires.  We intend to confirm our receipt of your submitted withdrawal within three business days of receipt.  If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your withdrawal.

Section 6.  Acceptance of Stock Options for Exchange and Issuance of New Stock Options.

Upon the terms and subject to the conditions of the exchange offer and promptly following the expiration date, we expect to accept for exchange all eligible options properly tendered and not validly withdrawn before the exchange offer expires.  All eligible options accepted by us pursuant to the exchange offer will be canceled as of the date and time of acceptance, and you will no longer have any rights under those options. New stock options will be granted as of the date and time of our acceptance.

We will not accept a partial tender of an eligible option within a particular grant.  If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety.  (See Section 2 of Part III.)  However, you may tender the remaining portions of eligible option grants that you have partially exercised.

All new stock options will be granted under our 2002 Plan and will be subject to the terms and conditions of a stock option agreement between you and FormFactor.  You will receive an email from the Company’s stock administration department when your new stock option grant has been issued.  You will then be able to view your new stock option grant by logging into your E*Trade stock plan account at www.etrade.com/stockplans.  You will also be able to view your stock option agreement, which will be in the form filed as an exhibit to our Tender Offer Statement on Schedule TO, but with all the blanks filled in.  If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election and do not submit another election before the exchange offer expires, you will not participate in the exchange offer with respect to your eligible options and you will retain your eligible options subject to their existing terms.

If you are not an eligible employee at FormFactor or one of our subsidiaries on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and the exchange offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of eligible options tendered for exchange and the grant of new stock options, we might effect or enter into an agreement for a merger or other similar transaction in which FormFactor is acquired by another company.  If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the exchange offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.  Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the exchange offer, in which case your eligible options and your rights under them will remain intact subject to all of their existing terms.

If you elect to participate in the exchange offer, and we are acquired by another company after we accept and cancel your tendered options and grant you new stock options, any unvested new stock options will immediately vest and any shares received pursuant to vested new stock options would be treated in the same manner as all other shares of FormFactor common stock outstanding at the time of the merger or acquisition transaction.

Section 7.  Conditions of the Exchange Offer.

Subject to the rules of the SEC and notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange any options and may terminate or amend the exchange offer or postpone the acceptance of any tendered eligible options, if at any time on or after commencement of the exchange offer and before the expiration date of the exchange offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our judgment makes it inadvisable to proceed with the exchange offer or with acceptance for exchange:

•                  there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the exchange offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•                  make the acceptance for exchange of, or the issuance of new stock options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the exchange offer;

•                  delay or restrict our ability, or render us unable, to accept for exchange, or issue stock options for, some or all of the tendered eligible options;

•                  materially impair (such as by increasing the accounting or other costs of the exchange offer to us) the contemplated benefits of the exchange offer to us or eligible employees as further described in Section 3 (“Purpose of the Exchange Offer”) above; or

•                  materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•                  there has occurred:

•                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•                  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

•                  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would negatively affect the extension of credit by banks or other lending institutions in the United States;

•                  any significant and adverse change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that would, in our reasonable judgment, have a material and adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

•                  any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the exchange offer;

•                  in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

•                  any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the exchange offer;

•                  a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

•                  any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act (the “Exchange Act”)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the exchange offer expires);

•                  any person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the exchange offer expires has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•                  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities.

If any of the above events occur, we may:

•                  terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•                  complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•                  amend the terms of the exchange offer; or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions of the exchange offer are for our benefit.  We may assert them at our sole discretion before the exchange offer expires.  We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the exchange offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances.  Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8.  Price Range of Our Common Stock.

Our common stock is quoted on the NASDAQ Global Market under the trading symbol “FORM”.  The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 29, 2007
First Quarter	$47.91	$37.42
Second Quarter	$46.61	$37.95
Third Quarter	$48.48	$36.53
Fourth Quarter	$47.25	$30.90
Fiscal Year Ended December 27, 2008
First Quarter	$33.86	$16.17
Second Quarter	$22.84	$17.16
Third Quarter	$20.52	$15.87
Fourth Quarter	$18.30	$11.91
Fiscal Year Ended December 28, 2009
First Quarter	$18.80	$13.35
Second Quarter	$21.51	$15.50
Third Quarter	$25.88	$17.28
Fourth Quarter	$24.20	$16.34
Fiscal Year Ending December 25, 2010
First Quarter	$22.31	$15.20
Second Quarter	$20.47	$10.67
Third Quarter (through September 1, 2010)	$11.35	$6.95

On September 1, 2010, the closing price per common share as reported by the NASDAQ Global Market was $6.95.

Our common stock price has been, and in the future may be, highly volatile.  The trading price of our common stock has fluctuated widely in the past and may  to continue to do so in the future, as a result of a number of factors, some of which are outside our control.  In addition, the stock market has experienced extreme price and volume fluctuations that have adversely affected the market valuations of many companies, and that have often been unrelated or disproportionate to the operating performance or financial condition of these companies.

We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.

Section 9.  Source and Amount of Consideration; Terms of New Stock Options.

Consideration.

The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.”  The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options.  The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options as well as other variables including the volatility of our common stock and the expected term of the new stock options.  We will not issue any fractional new stock options.  Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options.

The following table shows the exchange ratio for each range of exercise prices.

Exchange Ratios of Eligible Options to New Stock Options

Exercise Price of Eligible Options	Exchange Ratio
$13.63 - $19.49	2.5:1
$19.50 - $24.99	3.0:1
$25.00 - $35.99	3.5:1
$36.00+	9.0:1

All options eligible for exchange were granted under the Company’s 2002 Equity Incentive Plan.  Options that we accept and cancel in the exchange offer that were originally granted under the 2002 Plan will be used for the issuance of the new stock options granted under the option exchange program.  Any shares in excess of the foregoing will not be returned to the 2002 Plan.  For a detailed discussion of the number of new stock options to be issued under the exchange offer, please see Section 2 above.

Terms of the New Stock Options

The new stock options granted in the exchange offer will be granted under the 2002 Plan and will be subject to the terms and conditions of a stock option agreement between you and FormFactor.  You will receive an email from the Company’s stock administration department when your new stock option grant has been issued.  You will then be able to view your new stock option grant by logging into your E*Trade stock plan account at www.etrade.com/stockplans.  You will also be able to view your new stock option agreement which will be in the form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in.  If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election and do not submit another election before the exchange offer expires, you will not participate in the exchange offer with respect to your eligible options and you will retain your eligible options subject to their existing terms.  The following description of the new stock options to be granted under the 2002 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2002 Plan and the new stock options to be granted in the exchange offer is merely a summary and does not purport to be complete.  Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2002 Plan and the applicable form of stock option agreement evidencing the new stock options.  These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit).

In addition, please note that your stock option agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the exchange offer.

•                  General.  As of September 1, 2010, there were approximately 10,999,410 shares of our common stock available for grant under the 2002 Plan.  The 2002 Plan permits an appointed committee (the “Committee”) of our Board of Directors to grant awards of stock options.

•                  Purpose.  The purpose of the 2002 Plan is to advance the interests of FormFactor and its stockholders by providing an incentive to attract, retain and motivate persons whose present and potential contributions are important to the success of FormFactor.

•                  Administration.  The 2002 Plan is generally administered by the Compensation Committee of our Board of Directors.  Subject to the provisions of the 2002 Plan, the Compensation Committee selects the individuals eligible to be granted awards under the 2002 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares subject to each award and all of the terms and conditions of each award.  The Compensation Committee has the authority to interpret the 2002 Plan and to make all other determinations relating to the 2002 Plan.

•                  Nature of New Stock Options.  The new stock options to be issued under the exchange offer are rights to purchase shares of our common stock at a specified exercise price on future dates when those rights have vested following a required period of employment.  New stock options issued in the exchange offer will be completely unvested at the time they are granted and will become vested on the basis of your continued employment with FormFactor or any of its subsidiaries.  You will generally forfeit any stock options received that remain unvested at the time your employment with us terminates for any reason.  The new stock options will have a term of five (5) years from the new grant date, subject to earlier expiration in connection with termination of employment.

•                  Vesting.  The new stock options received in exchange for eligible options will be subject to a new vesting schedule which will primarily provide that the new stock options will be unvested on the date of the exchange.  One-third of each new stock option will vest one year after their grant date and the remaining two-thirds will vest monthly over a two-year period commencing on the one year anniversary of their grant date.  If your service to us is terminated before all of the new stock options have vested, you will generally forfeit any new stock options that remain unvested at that time.  The vesting schedules for new stock options granted to participants in all countries will be the same.  Only a whole number of new stock options will vest in any period.  Any fractional new stock option that would otherwise vest will be carried over to the next vesting period.

If you are a participant in the exchange offer, and we are acquired by another company after we accept and cancel your tendered options and grant you new stock options, any unvested new stock options will immediately vest and any shares received pursuant to vested new stock options would be treated in the same manner as all other shares of FormFactor common stock outstanding at the time of the merger or acquisition transaction.

•                  Delivery of Common Shares.  Upon exercise, stock options will be settled, on a one-to-one basis, by issuance of shares of our common stock to the participant, subject to our withholding a number of whole shares necessary to satisfy any required withholding.

•                  Termination of Service.  In the event a participant in the exchange offer ceases to be a service provider to FormFactor or any of our subsidiaries at any time prior to the vesting of the participant’s new stock options, all of such participant’s new stock options which are unvested at the time of termination of service generally will be forfeited to FormFactor and canceled.

•                  Transfer Restrictions.  Until they have vested and the stock options have been exercised, your stock options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

•                  Adjustments Upon Certain Events.  Subject to any required action by our stockholders, in the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence, proportionate adjustments will be made in the number of new stock options, as determined by the 2002 Plan administrator.

•                  Amendment or Termination of the 2002 Plan.  The Board of Directors has the authority to amend or terminate the 2002 Plan at any time.

•                  Registration of Shares.  The shares of FormFactor common stock that may be issued pursuant to any new stock options granted in connection with the exchange have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC.  Unless you are considered an “affiliate” of FormFactor, you will generally be able to sell the vested shares you purchase pursuant to your new stock options free of any transfer restrictions under applicable United States securities laws.

•                  Tax Consequences.  If you are a U.S. resident, you should refer to Section 14 (“Material U.S. Federal Income Tax Consequences”) below for a discussion of the material U.S. federal income tax consequences with respect to the grant of new stock options under the exchange offer.  If you are a resident outside of the U.S., you should refer to Section 15 (“Considerations Specific to Eligible Employees Outside of the U.S.”) and Appendix B (“Guide to International Issues”) of this Offer to Exchange for a discussion of certain income and social insurance tax consequences for individuals in certain countries with respect to the acquisition, holding and vesting of new stock options, as well as the consequences of accepting such awards under the exchange offer.  Please consult with your personal tax advisor to discuss these consequences.

Section 10.  Information Concerning FormFactor, Inc.

General.  FormFactor, Inc.  is incorporated in the State of Delaware.  Our principal executive offices are located at 7005 Southfront Road, Livermore, California 94551, USA, and our telephone number at that address is +1 (925) 290-4000.

FormFactor was founded in 1993.  We design, develop, manufacture, sell and support precision, high performance advanced semiconductor wafer probe card products and solutions.  Semiconductor manufacturers use our wafer probe cards to perform wafer sort and test on the semiconductor die, or chips, on the whole semiconductor wafer, which is prior to singulation of the wafer into individual separate chips.  We work closely with our customers on product design, as each wafer probe card is a custom product that is specific to the chip and wafer designs of the customer.  During wafer sort and test, a wafer probe card is mounted in a prober and connected to a semiconductor tester.  The wafer probe card is used as an interface to connect electrically with and test individual chips on a wafer.  Our wafer probe cards are used by our customers in the front end of the semiconductor manufacturing process, as are our parametric, or in-line, probe cards.  We operate in a single industry segment and have derived substantially all of our revenues from the sale of wafer probe cards incorporating our proprietary technology, including our MicroSpring® interconnect technology.

In the ordinary course of business, we regularly engage in, evaluate, and expect to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, and (ii) investments in new businesses.  Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals and are not engaged in negotiations that relate to or are currently likely to result in:

•                  a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                  any material change in our present dividend rate or policy, our indebtedness or capitalization;

•                  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common shares being delisted from the NASDAQ Global Market;

•                  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of any of our securities or the disposition of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of the exchange offer.

Certain Financial Information.  Set forth below is a summary of our financial information.  This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 15(a)(1) on pages 69 through 111 of FormFactor’s Annual Report on Form 10-K for its fiscal year ended December 26, 2009, and Item 1 on pages 3 through 19 of FormFactor’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 26, 2010, which are incorporated herein by reference.  See Section 18.

SUMMARY FINANCIAL INFORMATION
OF FORM FACTOR, INC.

	Year Ended		Six Months Ended
	December 27, 2008	December 26, 2009	June 27, 2009	June 26, 2010
	(in thousands, except per share amounts)
Summary of consolidated statements of operations:
Revenues	$210,189	$135,335	$58,567	$97,306
Income (loss) before income taxes	$(124,912)	$(142,439)	$(84,197)	$(71,608)
Net income (loss)	$(80,621)	$(155,653)	$(103,789)	$(72,048)
Net income (loss) per share:
Basic	$(1.65)	$(3.15)	$(2.11)	$(1.44)
Diluted	$(1.65)	$(3.15)	$(2.11)	$(1.44)

	December 27, 2008	December 26, 2009	June 26, 2010
	(in thousands, except per share amounts)
Summary of consolidated balance sheets:
Total current assets	$642,963	$546,611	$495,534
Restricted cash	$680	$680	$680
Property and equipment, net	$113,813	$97,758	$96,904
Deferred tax assets	$20,580	$2,202	$2,299
Other assets	$7,674	$8,717	$8,027
Total current liabilities	$66,209	$64,004	$73,017
Total long-term liabilities	$13,437	$14,183	$13,541
Total stockholders’ equity	$706,064	$577,781	$516,886
Stockholders’ equity (book value) - per share	$14.39	$11.61	$10.28

On August 31, 2010, we announced that we expect revenue for fiscal third quarter 2010 to be between $46 and $48 million, lower than the previous expectation of the low to mid $50 millions. The lower than expected results are due to the timing of completion of qualifications for the Matrix product family at major customers, our decision to turn away low margin business and longer lead times quoted than customers requested.

For information regarding the accounting consequences of the exchange offer, see Section 12.

Section 11.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

No members of our Board of Directors (including non-employee and employee members of our Board of Directors) and no executive officers of the Company are eligible to participate in the exchange offer.

Section 12.  Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.

Options that we acquire and cancel through the exchange offer that were originally granted under the 2002 Plan will be used for the issuance of the new stock options granted under the option exchange program.  Any shares in excess of the foregoing will not be returned to the 2002 Plan.

Under FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), to the extent the fair value of each grant of new stock options exceeds the fair value of the eligible options surrendered for exchange, this excess will be recognized by us as compensation expense, in addition to any remaining unrecognized expense for the eligible options surrendered.  This incremental expense will be recognized ratably over the vesting period of the new stock options in accordance with the requirements of ASC 718.  In the event that any of the new stock options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized.

Section 13.  Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or new stock options as described in the exchange offer.  If any other approval or action should be required, we presently intend to seek that approval or take that action.  This could require us to delay the acceptance of eligible options returned to us.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligation under the exchange offer to accept tendered eligible options and to issue new stock options in exchange for tendered eligible options is subject to the conditions described in Section 7 (“Conditions of the Exchange Offer”) above.

Section 14.  Material U.S. Federal Income Tax Consequences.

The following is a description of the material U.S. federal income tax consequences of the exchange offer.  This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof.  We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (the “IRS”) with regard to this information, and it is possible that the IRS may take a different position.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the new stock options are granted, become exercisable or vest.

If you are eligible to participate in the exchange offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you.  We recommend that you consult with your personal tax advisor to discuss these consequences.

We recommend that you consult with your personal tax advisor to discuss the consequences of participating in the exchange offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of New Stock Options.  We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options.  If you exchange your eligible options, we believe you will not recognize any income at the time your new stock options are granted.  Your new stock options will be non-qualified stock options for U.S. federal income tax purposes.  Upon exercise of a new stock option, you will generally be subject to income and employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. FormFactor will generally be eligible for a tax deduction equal to the income recognized by the exercising employee.

The subsequent sale of the shares acquired upon exercise of a new stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

Section 15.  Considerations Specific to Eligible Individuals Outside of the United States.

If you reside outside of the U.S., you should refer to Appendix B (“Guide to International Issues”) of this Offer to Exchange for additional information regarding the income and social insurance tax consequences of the exchange offer under various non-U.S. laws.

If you are a tax resident or citizen of a non-U.S. jurisdiction or are otherwise subject to a tax liability in a non-U.S. jurisdiction and you participate in the exchange offer, the tax consequences of your receipt of new stock options may differ significantly from the U.S. federal income tax consequences.  Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to eligible employees outside of the U.S. by using the procedures described in the Guide to International Issues found in Appendix B.  In addition, you may have exchange control reporting obligations.

The Guide to International Issues found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances.  In addition, tax consequences change frequently and occasionally on a retroactive basis.  We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the exchange offer.

If you are eligible for the exchange offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you.  We recommend that you consult with your personal tax advisor to discuss these consequences.

Before electing to participate in the exchange offer, we recommend that you consult with your personal tax advisor to determine the income and social contribution tax consequences of participating in the exchange offer.

Section 16.  Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Exchange Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the exchange offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer to terminate or amend the exchange offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof.  Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the exchange offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect.

Amendments to the exchange offer may be made at any time and from time to time.  In the case of an extension, the amendment will be issued no later than 6 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date.  Any amendment of the exchange offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change.  Without limiting the manner in which we may choose to disseminate any amendment of the exchange offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer.  Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the exchange offer following a material change in the terms of the exchange offer or information concerning the exchange offer will depend on the facts and circumstances, including the relative materiality of the information.  If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•                  we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

•                  we change the type of options eligible to be tendered for exchange in the exchange offer; or

•                  we increase the number of options eligible to be tendered for exchange in the exchange offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the exchange offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m.  through 12:00 midnight, Eastern Time.

Section 17.  Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking eligible employees to exchange their eligible options under the exchange offer.

Section 18.  Additional Information.

With respect to the exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that, in addition to this Offer to Exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your eligible options.  We are subject to the informational filing requirements of the Exchange Act and, in accordance with that act, are obligated to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters.  Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•                  our Annual Report on Form 10-K for our fiscal year ended December 26, 2009, filed with the Commission on February 24, 2010;

•                  our Quarterly Reports on Form 10-Q for the periods ending March 27, 2010 and June 26, 2010, filed with the Commission on May 6, 2010 and August 4, 2010, respectively;

•                  our Current Reports on Form 8-K filed with the Commission on January 28, 2010, April 12, 2010, May 25, 2010, May 26, 2010, June 7, 2010, June 22, 2010 and August 31, 2010 (other than the portions of these documents deemed to be furnished);

•                  our definitive proxy statement for our 2009 annual meeting of stockholders, filed with the Commission on April 8, 2010; and

•                  the description of our common stock contained in the FormFactor’s Registration Statement on Form 8-A, together with any other amendments or reports filed for the purpose of updating such description;

and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the SEC’s public reference room in Washington, D.C.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330.  Our filings are also available to the public on the SEC’s Internet site at  http://www.sec.gov and our website at http://www.formfactor.com.

Our common stock is quoted on the NASDAQ Global Market under the symbol “FORM”, and our filings with the Commission can also be read at the offices of the NASDAQ Global Market.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  You may request by writing to FormFactor, Inc., Attn: Hank Feir, SVP Human Resources, 7005 Southfront Road, Livermore, California 94551, USA, or emailing at option_exchange@formfactor.com.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about FormFactor should be read together with the information contained in the documents to which we have referred you.

Section 19.  Miscellaneous.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the exchange offer will not be made to, nor will eligible options be accepted from eligible employees residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept the exchange offer with respect to your options.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the exchange offer other than the information and representations contained in this Offer to Exchange and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by FormFactor.

September 2, 2010

FormFactor, Inc.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF

FORMFACTOR, INC.

The directors and executive officers of FormFactor, Inc., their positions and offices held as of September 1, 2010 are set forth in the following table:

Name	Positions and Offices Held
Directors:
Dr. Homa Bahrami	Director
G. Carl Everett, Jr.	Director and Chief Executive Officer
Dr. Chenming Hu	Director
Lothar Maier	Director
James A. Prestridge	Director and Chairperson of the Board
Harvey A. Wagner	Director

Non-Director Executive Officers:
Richard DeLateur	Chief Financial Officer
Stuart L. Merkadeau*	Senior VP, General Counsel & Secretary

*	Mr. Merkadeau was identified as a “named executive officer” in the Company’s proxy statement filed April 8, 2010.

The address of each director and executive officer is c/o FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, USA.  The telephone number for each director and executive officer is +1 (925) 290-4000.

APPENDIX B

GUIDE TO INTERNATIONAL ISSUES

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN CANADA (QUEBEC)

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in Canada (Quebec) who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in Canada (Quebec) as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the offer.  In addition, if you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

Although the tax treatment as a result of the exchange of Eligible Options for the New Options is uncertain, you likely will not be subject to tax on the exchange.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

You will be subject to income tax when you exercise the New Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.  Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.  However, if you are subject to tax in Quebec, you may only deduct one-quarter of the spread, i.e., for Quebec purposes you are effectively taxed on three-quarters of the spread.  In addition, please note that while general Canadian federal and Quebec tax are described herein, if you are subject to tax in other provinces, different tax treatment may apply.

You will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread federally and three-quarters for Quebec purposes) to the extent that you have not already exceeded your annual contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees).

If you own other shares of FormFactor which you have acquired from the exercise of other Eligible Options or outside of the 2002 Plan, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise of your New Options, any amount excluded under the one-half exemption rule (one-quarter for Quebec purposes) to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your New Options.

Your employer will also withhold income tax on the taxable amount at the time of exercise of your New Options.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount (one-quarter for Quebec purposes).

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

OTHER INFORMATION

Consent To Receive Information In English For Quebec Participants

By accepting the terms and conditions contained in the Exchange Offer and agreeing to participate in the Exchange Offer, you further agree to the following:

The parties acknowledge that it is their express wish that the Exchange Offer, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cet offre, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite au présent offre.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN GERMANY

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in Germany who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in Germany as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

If you exercise your New Options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax, if applicable, on your income tax liability.

Pursuant to Section 3 paragraph 39 of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the taxable spread up to €360 per calendar year because this income results from the purchase of stock in your employer’s parent company and the New Options are offered to all employees having been employed by your employer for one year or more (assuming this is the case). You should consult your personal tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax at a rate of 8 or 9%, if applicable), provided you do not own 1% or more of FormFactor’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax return, you may elect in your income tax rate for your personal income tax rate to apply.

The annual tax-free threshold (for the entire investment income, including capital gains, dividends, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly.

Withholding and Reporting

Your employer will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the income recognized at exercise of the New Options. You are responsible for including any income from your New Options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld.

OTHER INFORMATION

Foreign Exchange Reporting

You are required to report transfers of funds abroad in excess of €12,500 to the State Reserve Bank (Deutsche Bundesbank); this typically may be completed by the authorized German bank handling the transfer.  You must also notify the State Reserve Bank of claims against non-residents in excess of €5,000,000.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN ITALY

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in Italy who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in Italy as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

You will be subject to income tax when you exercise the New Options(1).  You will be taxed on the difference between fair market value of the shares at exercise and the exercise price. For Italian tax purposes, the fair market value of the shares is the average price of the shares on the official stock exchange on which FormFactor shares are traded (i.e., NASDAQ) over the one month immediately preceding and including the date of exercise.  You will not be subject to social insurance contributions when you exercise the New Options.

(1)           For the purposes of this disclosure, we have assumed that the broad-based plan exemption does not apply.

Withholding and Reporting

Your employer is required to report and withholding income tax when you exercise the New Options. If your actual tax liability is greater than the amount withheld, however, it is your responsibility to pay any additional tax due.

OTHER INFORMATION

Manner of Exercise and Method of Payment

Due to legal considerations in Italy, you will be restricted to the cashless sell-all method of exercise only, as described in Section 4.1.a.ii of Exhibit A to the Stock Option Agreement. You will not be permitted to hold Shares after exercise.  The Company reserves the right to determine or modify the available methods of exercise should the restrictions change.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN JAPAN

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in Japan who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in Japan as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

Although the tax treatment of the Exchange Offer is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the New Options.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. Generally, you will be subject to capital gains tax at a flat rate of 20%.

You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%.  The 10% temporary lower rate is in effect (until December 31, 2011) subject to conditions including: (1) the stock must be traded on a recognized exchange (i.e., the NASDAQ Global Select Market); and (2) the stock must be sold through a financial instruments firm registered in Japan.  Please consult with your tax advisor to find out if you are eligible for a reduced rate and/or other favorable stock-related tax treatment.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise your New Options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this Exchange Offer, the exercise of the New Options and the sale of shares with certain exceptions. Please consult with your tax advisor to find out if you are required to file a tax return.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN SINGAPORE

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in Singapore who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in Singapore as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

It is possible that the exchange of the Eligible Options for the New Options may be viewed by the Inland Revenue Authority of Singapore (“IRAS”) as a “release” of the right or benefit to acquire shares under the Eligible Options within the meaning of Section 10(6) of the Income Tax Act. If this is the case, any gains from the release of the Eligible Options which were granted to you while you were working in Singapore will be subject to Singapore income tax.  However, if the value of the New Options is equal to the value of the Eligible Options, then no taxable income is likely to be deemed to exist upon the exchange.

Grant of New Options

As the New Options are subject to vesting conditions, the gains or profits from the New Options do not accrue at the point the New Options are issued but only when the New Options are exercised.  Therefore no tax will be due upon grant of the New Options.

Exercise of New Options

The gains derived from the exercise of the New Options will be taxed in Singapore, assuming the New Options were granted to you while you were working in Singapore. The gains will be computed based on the fair market value of the shares on the date of exercise less the exercise price. Such gains are deemed to accrue in the year that the New Options are exercised.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on the New Options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the New Options may qualify for favorable tax treatment under such a scheme.

You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the New Options.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will not be subject to tax unless you are regarded by the IRAS as being in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your New Options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to the Offer to Exchange or the exercise of the New Options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income accrues (i.e., exercise of options).

Special Rules for Non-Citizens of Singapore

Notwithstanding the above, special rules will apply to you if (i) you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and (ii) you cease employment with your employer in Singapore. In this situation, you will be taxed on the New Options on a “deemed exercise” basis.

Under the “deemed exercise” basis of taxation, the tax point will be brought forward and you will be taxed on the deemed gain on the New Options (notwithstanding that such New Options may not yet have vested or been exercised).  The deemed gain will be the fair market value of the shares as of one month before the date you cease employment in Singapore, less the exercise price of the New Options.

If the actual gain on the exercise of the New Options is less than the deemed gain, you can apply to the IRAS for a reassessment of your tax liability within four years from the year of assessment of the deemed gain.

Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

OTHER INFORMATION

Securities Law Notice

This Exchange Offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Exchange Offer and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Eligible Options may not be circulated or distributed, nor may the Eligible Options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN SOUTH KOREA

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in South Korea who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in South Korea as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and possibly social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the New Options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of your New Options. It is your responsibility to report and pay taxes, if any, resulting from the Exchange Offer, the exercise of the New Options and the sale of shares. With regard to the income at exercise, if you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your global tax return which must be filed by May 31st of the year following the year in which the taxable event occurred. With regard to any capital gain from the sale of shares, you should file a preliminary capital gains tax return within two (2) months from the last day of the quarter when the shares are sold.

OTHER INFORMATION

Exchange Control Information

Exchange control laws require Korean residents who realize US $500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN TAIWAN

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in Taiwan who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in Taiwan as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

If you exercise the New Options to purchase shares, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you may be subject to Alternative Minimum Tax of 20% on the offshore capital gain.

Dividends

If you receive dividends from the shares acquired at the exercise of the New Options, you may be subject to Alternative Minimum Tax of 20% on the dividends.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the New Options or sell the shares acquired upon exercise of the New Options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread at exercise and to file a non-withholding statement with the tax authorities when you exercise the New Options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise of the New Options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a discussion of the material tax consequences potentially affecting Eligible Employees subject to tax in the United Kingdom who choose to participate in the cancellation of Eligible Options and grant of New Options pursuant to the Offer to Exchange.  This discussion is based on the law in effect in the United Kingdom as of August 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. This discussion applies only to Eligible Employees who are resident or ordinarily resident in the United Kingdom at the time of the grant of the Eligible Options and the New Options. Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the New Options are granted, vested, or exercised or when you sell shares acquired upon exercise of the New Options.

This summary also includes other country-specific requirements that may affect your participation in the exchange offer.  In addition, If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how any applicable tax or other laws apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and employee national insurance contributions (“NICs”) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Employees’ NICs apply at a rate of 11% to the extent your total earnings have not exceeded the upper earnings limit, which for the 2010-2011 tax year is £844 per week.  To the extent your total earnings have exceeded the upper earnings limit, you will be subject to employees’ NICs at a rate of 1% (instead of 11%), without limit.

From 6 April 2011, a 1% increase in employees’ NICs will be introduced, increasing the above rates to 12% (rather than 11%) for the main rate and 2% (rather than 1%) above the upper earnings limit.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective June 23, 2010, any capital gain is subject to tax at 18% up to the higher rate threshold for income tax (currently £37,400), and at 28% above this. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (£10,100 for the 2010-2011 tax year). Furthermore, if you own or acquire other shares in FormFactor, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your New Options, as described above.  On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the New Options, the exercise or sale of the New Options, other related income and any tax withheld. You are responsible for reporting the exercise or sale of the New Options and for reporting and paying any tax resulting from the sale of shares.